Exhibit 99.1

ENTERPRISE FINANCIAL SERVICES CORP TO
ACQUIRE JEFFERSON COUNTY BANCSHARES, INC.

•	Expands St. Louis Metro footprint

•	Top four St. Louis deposit market share

•	Enhances funding capabilities

•	Materially accretive to EPS

•	Combined nearly $5 billion in assets

St. Louis, Mo. October 11, 2016 – Enterprise Financial Services Corp (“EFSC” or the “Company”) (NASDAQ: EFSC) announced today that it has entered into a definitive merger agreement to acquire Jefferson County Bancshares, Inc. (“JCB”). JCB and its wholly-owned subsidiary, Eagle Bank and Trust Company of Missouri, have approximately $935 million in assets, $670 million in loans, and $763 million in deposits as of June 30, 2016. JCB operates 13 full service retail and commercial banking offices in metropolitan St. Louis and Perry County, Missouri.

JCB shareholders will receive, based on their election, cash consideration in an amount of $85.39 per share of JCB common stock or 2.75 shares of EFSC common stock per share of JCB common stock. Aggregate consideration at the closing will be 3,300,000 shares of EFSC common stock and approximately $26.6 million in cash, subject to adjustment for any JCB stock option exercises. Based on EFSC’s 15-day volume weighted average closing stock price of $31.52 as of October 10, 2016, the overall transaction has an estimated value of $130.6 million, including JCB’s common stock and stock options.

In connection with the transaction, one JCB director will be appointed to EFSC’s Board of Directors. Additionally, Michael Walsh, Chairman and Chief Executive Officer of JCB, will join the Board of Directors of Enterprise Bank & Trust ("EB&T"), the Company's banking subsidiary, and will join EB&T as Executive Vice President and Chairman of the St. Louis Region.

Peter Benoist, Chief Executive Officer of EFSC, commented, "This is clearly a winning combination. Mike and his Eagle Bank and Trust team have built an enviable franchise that will very nicely complement our organization. Eagle's solid real estate loan portfolio will add further diversity to our C&I oriented loan book. Moreover, the bank's sizable consumer deposit base will supplement our more business related core deposits, accelerating our capacity to efficiently fund future growth."

"Bringing Eagle into the Enterprise family will propel us into a nearly $5 billion banking company," noted Benoist, "with robust earning power, ample scale and a materially stronger position in the St. Louis market."

“In Enterprise Bank, we found the ideal partner we have been seeking,” said Michael Walsh, “We are pleased to join the Enterprise family and have long admired its approach to serving their clients. We believe the complementary strengths of this combined organization will provide a stronger future for our customers, associates and the communities we serve.”

Pro Forma Financial Impact

EFSC expects to realize fully phased-in cost savings of approximately $8.0 million pre-tax, or 29.9% of JCB’s 2015 noninterest expense. In addition, the anticipated credit mark for JCB’s loan portfolio is estimated at 4%, while transaction related one-time charges of approximately $10 million pre-tax are anticipated. The Company expects the transaction to be accretive to its 2017 diluted earnings per share, excluding the impact of the one-time charges, with full year 2018 EPS accretion of $0.19 per diluted share, or approximately 7.4%, based on analyst consensus estimates. The transaction is expected to result in tangible book value per share dilution of approximately 3.6%, and an anticipated tangible book value per share dilution earn-back period of less than 3.25 years.

Conditions to Closing

The transaction, which has been approved by both JCB’s and EFSC’s board of directors, is subject to normal and customary conditions, including but not limited to, regulatory approval and the approval of JCB shareholders. The transaction is expected to close in early 2017, subject to these required approvals.

Advisors to Transaction

Sandler O’Neill & Partners, L.P. served as financial advisor and Reed Smith LLP served as legal counsel to EFSC. Keefe, Bruyette and Woods, Inc., served as financial advisor and Lewis Rice LLC served as legal counsel to JCB.

Other Information

EFSC will post the presentation slides that accompany the conference call described below to the Investor Relations section of its website.

Conference Call

The Company will host a conference call and webcast at 10:00 a.m. Central time on October 11, 2016 to discuss the transaction and related matters. This press release as well as a related slide presentation will be accessible on the Company’s website at www.enterprisebank.com under “Investor Relations” beginning prior to the scheduled broadcast of the conference call. The call can be accessed via this same website page, or via telephone at 1-800-723-6751 (Conference ID #9303786). A recorded replay of the conference call will be available approximately two hours after the call completion. Go to http://bit.ly/EFSCinvestors and register to hear a replay of the call. The replay will be available for approximately two weeks following the conference call.

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EFSC Contact Information

Investor Contact:
Keene Turner, Executive Vice President and Chief Financial Officer (314) 725-5500

Media Contacts:
Jerry Mueller, Senior Vice President (314) 512-7251
Ann Marie Mayuga, AMM Communications (314) 485-9499

JCB Contact Information

Media Contact:
Thomas Cooke, Fast Forward Marketing Communications (314) 378-7800

About Enterprise Financial Services Corp:

Enterprise Financial Services Corp, with approximately $3.8 billion in assets, is a bank holding company headquartered in Clayton, Missouri.  Enterprise Bank & Trust operates 16 branch offices in the St. Louis, Kansas City and Phoenix metropolitan areas.

EFSC offers a range of business and personal banking services, and wealth management services. Enterprise Trust, a division of Enterprise Bank & Trust, provides financial planning, estate planning, investment management, and trust services to businesses, individuals, institutions, retirement plans and non-profit organizations.

Enterprise Financial Services Corp’s common stock is traded on the Nasdaq Stock Market under the symbol “EFSC”. Please visit our website at www.enterprisebank.com to see our regularly posted material information.

About Jefferson County Bancshares, Inc.:

Jefferson County Bancshares, Inc. is a bank holding company headquartered in Jefferson County, Missouri, whose principal subsidiary is Eagle Bank and Trust Company of Missouri, a Missouri-chartered, FDIC insured savings bank. Eagle Bank and Trust Company of Missouri operates 12 full service retail and commercial banking offices in the St. Louis area, one in Perryville, Missouri, and 5 limited service facilities.

Forward-looking Statements

Certain statements contained in this filing may be considered forward-looking statements. These forward-looking statements may include: statements regarding the Merger, the range of consideration of the Merger and the ability of the parties to consummate the Merger. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “pro forma” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. EFSC does not assume any duty and does not undertake to update forward-looking statements. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that EFSC anticipated in its forward-looking statements and future results could differ materially from historical performance. Factors that could cause or contribute to such differences include, but are not limited to, the possibility: that expected benefits may not materialize in the timeframe expected or at all, or may be more costly to achieve; that the transaction may not be timely completed, if at all; that prior to the completion of the transaction or thereafter, EFSC’s respective businesses may not perform as expected due to transaction-related uncertainty or other factors; that the parties are unable to successfully implement integration strategies; that required regulatory, shareholder or other approvals are not obtained or other closing conditions are not satisfied in a timely manner or at all; reputational risks and the reaction of the companies’ customers to the transaction; diversion of management time on merger-related issues; and those factors and risks referenced from time to time in EFSC’s filings with the Securities and Exchange Commission. For any forward-looking statements made in this press release or in any documents, EFSC claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Additional Information About the Merger and Where to Find It

In connection with the proposed merger transaction, EFSC will file with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-4 that will include a Proxy Statement of JCB, and a Prospectus of EFSC, as well as other relevant documents concerning the proposed transaction. Shareholders are urged to read the Registration Statement and the Proxy Statement/Prospectus regarding the Merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.

A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about EFSC and JCB, may be obtained at the SEC’s website at www.sec.gov.

EFSC and JCB and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of JCB in connection with the proposed merger. Information about the directors and executive officers of EFSC is set forth in the proxy statement for EFSC’s 2016 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 16, 2016. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.